NOMURA PARTNERS FUNDS, INC.

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED COMPLIANCE SERVICES

AGREEMENT

This Amendment No. 1 (“Amendment No. 1”) to the Second Amended and Restated Compliance Services Agreement executed December 31, 2009 by and among Nomura Partners Funds, Inc. (the “Funds”) and Foreside Compliance Services, LLC (“FCS”) and Foreside Management Services, LLC (“FMS”) (the “Compliance Services Agreement”) is hereby modified to add the services of a Principal Executive Officer (“PEO”) of the Funds, to modify the individual identified as the Principal Financial Officer (“PFO”) of the Funds, and to make certain conforming changes in connection therewith. Any capitalized terms used in this Amendment No. 1 and not defined herein shall have the meanings set forth for such terms in the Compliance Services Agreement. This Amendment No. 1 is effective as of April 29, 2010.

The following amendments are hereby made to the Compliance Services Agreement:

1.	A new Section 2(j) is added to the Compliance Services Agreement as follows:

Section 2(j): Subject to the approval of the Board, FMS shall make available an individual who is competent and knowledgeable regarding the management and internal controls of the Funds to serve as the PEO, who will have the authority normally incident to such office, including the authority to execute documents required to be executed by the Funds’ “Principal Executive Officer” in accordance with the Board’s authorization and the Funds’ procedures.

2.	In connection with new Section 2(j), in each provision where the PFO is referenced in the body of the Compliance Services Agreement, the term “PEO” is hereby inserted so that such provision shall also apply to the PEO.

3.	Section 5(f) of the Compliance Services Agreement is hereby eliminated.

4.	Section 6(d) of the Compliance Services Agreement is hereby replaced in its entirety with the following:

“Should the employment of an individual designated in Appendix B be terminated by Foreside, the Board retains the right to remove the individual as the Client’s CCO, AMLCO, PEO and/or PFO for the Funds, as described in (c) above. If the Board removes the individual as the Client’s CCO, AMLCO, PEO and/or PFO for the Funds, FCS or FMS will designate another employee of FCS or FMS, subject to approval of the Board and the Independent Directors, to serve as temporary CCO, AMLCO, PEO and/or PFO until the earlier of: (i) the designation of a new permanent CCO, AMLCO, PEO and/or PFO; or (ii) the termination of this Agreement.”

5.	Appendix B to the Compliance Services Agreement is hereby amended and restated in the form included below in this Amendment No. 1.

6.	Appendix C to the Compliance Services Agreement is hereby amended and restated in the form included below in this Amendment No. 1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed effective on April 29, 2010.

NOMURA PARTNERS FUNDS, INC. on behalf of each of its series severally and not jointly

By:	/s/ J. Douglas Azar

J. Douglas Azar, Chairman of the Board

FORESIDE COMPLIANCE SERVICES, LLC

By:	/s/ Richard J. Berthy

Richard J. Berthy, President

FORESIDE MANAGEMENT SERVICES, LLC

By:	/s/ Richard J. Berthy

Richard J. Berthy, President

NOMURA PARTNERS FUNDS, INC.

COMPLIANCE SERVICES AGREEMENT

Appendix B as of April 29, 2010

FCS employee designated as the Client’s CCO for its Funds:

The Funds’ Board of Directors has designated Richard Cook, Jr. as the Funds’ CCO.

FCS employee designated as the Funds’ AMLCO:

The Funds’ Board of Directors has designated James Atwood as the Funds’ AMLCO.

FMS employee designated as the Funds’ PEO:

The Funds’ Board of Directors has designated Richard J. Berthy as the Funds’ PEO.

FMS employee designated as the Funds’ PFO:

The Funds’ Board of Directors has designated Trudance L.C. Bakke as the Funds’ PFO.

NOMURA PARTNERS FUNDS, INC.

COMPLIANCE SERVICES AGREEMENT

Appendix C as of April 29, 2010

(1)	Compliance (CCO/AMLCO) Services

Recurring Fees	Rate
(i) Registrant base fee	$70,000 per annum, billed monthly
(ii) Per Fund	$10,000 per annum, billed monthly
(iii) Per appointed sub-advisor (not affiliated with the investment adviser)	$10,000 per annum, billed monthly
(iv) Per appointed sub-advisor (affiliated with the investment adviser)	$5,000 per annum, billed monthly

In addition, the Client shall, for the account of the applicable Funds, reimburse Foreside for all CCO time (at $250 per hour) spent reviewing books or records and responding to an SEC request, including without limitation any inspection or complaint, provided that prior approval of the Board Chair shall be required for all time spent by the CCO pursuant to this paragraph in excess of twenty (20) hours.

(2)	SOX (PFO) Services

Recurring Fees	Rate
(i) Base fee	$52,500 per annum, billed monthly
(ii) Per Fund	$7,500 per annum, billed monthly

(3)	SOX (PEO) Services

Recurring Fee	Rate
(i) Base fee	$60,000 per annum, billed monthly*

*	The fee for PEO services shall not be effective until January 1, 2011.

(4)	Code of Ethics (CERO) Services

Recurring Fees	Rate
(i) Base fee	$20,000 per annum, billed monthly, such fee to be allocated equally by the Client’s paying agent among all Funds
(ii) Additional fee for each unaffiliated officer and unaffiliated interested director in excess of six (6) subject to the Funds’ Code of Ethics	To be negotiated with the Board

(5)	Out-Of-Pocket and Related Expenses

The Client shall, for the account of the applicable Funds, reimburse Foreside for the following out-of-pocket and ancillary expenses:

(i)	communications

(ii)	postage and delivery services

(iii)	record storage and retention (imaging, microfilm and shareholder record storage)

(iv)	reproduction

(v)	reasonable travel expenses for the CCO, AMLCO, PEO and PFO (including business-class level service for foreign travel) incurred in connection with oversight of the compliance programs of the Client and its Funds and the Service Providers

(vi)	reasonable travel expenses (including business-class level service for foreign travel) incurred in connection with travel requested by the Board and agreed in advance

(vii)	other expenses incurred in connection with providing the services described in this Agreement if approved by the Client’s Chairman of the Board